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Exhibit 2.3

ASSET PURCHASE AND SALE AGREEMENT

        This ASSET PURCHASE AND SALE AGREEMENT (this "Agreement"), among Siemens Medical Solutions Health Services Corporation (f/k/a Shared Medical Systems Corporation), a Delaware corporation ("SIEMENS HS"), Siemens Medical Solutions USA, Inc., a Delaware corporation ("SIEMENS MED USA") (collectively, SIEMENS HS and SIEMENS MED USA are referred to as "SIEMENS") and Lawson Software, Inc. (successor to Lawson Associates, Inc.), a Delaware corporation ("LAWSON"), takes effect on April 30, 2004. SIEMENS HS, SIEMENS MED USA and LAWSON are sometimes referred to individually as a "Party" and collectively as the "Parties."

RECITALS

        WHEREAS, SIEMENS HS and LAWSON are parties to a Reseller Agreement with an effective date of September 8, 1998, as amended (the "Reseller Agreement");

        WHEREAS, SIEMENS HS is a wholly owned subsidiary of SIEMENS MED USA;

        WHEREAS, each of SIEMENS has entered into agreements under the Reseller Agreements whereby SIEMENS have, among other things, sublicensed certain software products of LAWSON and provided related support services to certain customers;

        WHEREAS, SIEMENS and LAWSON have terminated the Reseller Agreement as of the effective date of this Agreement; and

        WHEREAS, SIEMENS desire to sell, transfer and otherwise convey, and LAWSON desires to purchase and assume, certain assets and certain liabilities of SIEMENS, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

        In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.
Definitions.

  "Acquired Assets" has the meaning set forth in Section 2.1 of this Agreement.

  "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

  "Agreement" has the meaning set forth in the preface of this Agreement.

  "Assigned Customer Agreement" has the meaning set forth in Section 6.3(b) of this Agreement.

  "Assumed Liabilities" has the meaning set forth in Section 2.2 of this Agreement.

  "Bill of Sale" has the meaning set forth in Section 2.6(a)(ii) of this Agreement.

  "Billable Support Hours" has the meaning set forth in Section 5.13(a) of this Agreement.

  "Billable Training Hours" has the meaning set forth in Section 5.14(a) of this Agreement.

  "Claim" has the meaning set forth in Section 7.5 of this Agreement.

  "Closing" has the meaning set forth in Section 2.5 of this Agreement.

  "Closing Date" has the meaning set forth in Section 2.5 of this Agreement.

  "Confidential Business Information" has the meaning set forth in Section 5.3 of this Agreement.

  "Customer Assignment" has the meaning set forth in Section 6.3(a) of this Agreement.

  "Customers" means, collectively, the In-house Customers and the Hosted Customers.

  "Disclosing Party" has the meaning set forth in Section 5.3 of this Agreement.

  "Escrow" has the meaning set forth in Section 2.4(b) of this Agreement.

  "Escrow Agent" has the meaning set forth in Section 2.4(b) of this Agreement.

  "Escrow Agreement" has the meaning set forth in Section 2.4(b) of this Agreement.

  "Excluded Assets" means any and all assets of SIEMENS other than the Acquired Assets.

  "Excluded Liabilities" means any and all Liabilities or obligations of SIEMENS, whether known or unknown, other than the Assumed Liabilities. Without limiting the generality of the foregoing, the term "Excluded Liabilities" includes but is not limited to Liabilities or obligations related to the Excluded Product Support, related to any acts or omissions of SIEMENS or its Affiliates, or related to the Novius GFS Customer Agreements based on events that occurred or matters in existence prior to the Closing.

  "Excluded Product Support" means (a) Non-LAWSON Product Support, (b) Infrastructure Support, (c) Oracle support, (d) support for any interfaces, custom code or other software for products that are not LAWSON Products, (e) source code modifications, (f) the out-sourced help support provided by the Managed Services Group of SIEMENS, and (g) technology environment and web support for Hosted Customers.

  "Executive Supervisor" has the meaning set forth in Section 5.2(a) of this Agreement.

  "Governmental Authority" means (a) any federal, state, local or foreign governmental, administrative or regulatory authority, court, agency or body, or any division or subdivision, or (b) any arbitration board, tribunal or mediator.

  "Hosted Customers" means those persons or entities for which SIEMENS provide remote processing services with respect to the LAWSON Products from SIEMENS' Malvern, Pennsylvania data center facility.

  "In-house Customers" means those persons or entities to whom SIEMENS have sublicensed the LAWSON Products for in-house use at the person's or entities' facilities.

  "Indemnified Party" has the meaning set forth in Section 7.4(a) of this Agreement.

  "Indemnifying Party" has the meaning set forth in Section 7.4(a) of this Agreement.

  "Infrastructure Support" means the resolution of issues related to the Customer's technological infrastructure supporting the Customer's software environment (whether in-house or hosted), including but not limited to data center facilities, computer hardware, system software (operating system), telecommunications, databases and any other hardware or product that is not a LAWSON Product, which is required to sustain and maintain the Customer's systems.

  "Intellectual Property" means in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names, slogans, Internet domain names, Internet addresses, corporate names, together with all translations, adaptations, derivations and combinations and including all associated goodwill, and all applications, registrations and renewals; (c) all copyrightable works, all copyrights and all applications, registrations and renewals; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software, including all source code, object code, executable code, firm development tools, files, records, databases and related documentation, regardless of the media in which it is recorded; (g) all other proprietary rights; and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium).

  "Knowledge" means actual knowledge after reasonable investigation.

  "Law" means any federal, state, local or foreign constitution, law, code, plan, statute, rule, regulation, ordinance, order, writ, injunction, ruling, judgment, decree, charge, restriction or permit of any Governmental Authority, each as amended and in effect, now or in the future.

  "LAWSON" has the meaning set forth in the preface of this Agreement.

  "LAWSON Parties" means LAWSON and its officers, directors, employees, stockholders, agents and Affiliates.

  "LAWSON Product Support" means the provision of support services with respect to the LAWSON Products in the manner and under the terms and conditions required by the Novius GFS Customer Agreements.

  "LAWSON Products" means, collectively, software products developed and licensed by LAWSON, and third party software products that are licensed and supported by LAWSON relating to LAWSON's software products.

  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

  "Material Adverse Effect" means any change or affect that is reasonably likely to be materially adverse to the business, operation, properties, financial condition, assets, Liabilities (including but not limited to contingent Liabilities) or prospects of an entity or its Affiliates, individually or collectively.

  "Non-LAWSON Product Support" means the resolution of all issues that relate to products that are not LAWSON Products, including but not limited to third party products and code modifications and/or additions made to the LAWSON Products that enable the LAWSON Products to function as represented in the associated documentation in the Customer's specific environment.

  "Non-Payment Event" has the meaning set forth in Section 6.2(b) of this Agreement.

  "Non-Standard Support Services" means any support services required under any Novius GFS Customer Agreements that are different from or in addition to the product warranties SIEMENS provides with respect to LAWSON Products as set forth in the standard documentation for such LAWSON Products.

  "Novius GFS Business" means all rights and obligations under the Novius GFS Customer Agreements relating to Product Support.

  "Novius GFS Customer Agreements" means all portions of the agreements, and any amendments or modifications thereto, set forth on Schedule 3.8, that relate to Product Support.

  "Operational Records" has the meaning set forth in Section 2.1(c) of this Agreement.

  "Over-payment" has the meaning set forth in Section 6.2(a)(iv) of this Agreement.

  "Party" has the meaning set forth in the preface of this Agreement.

  "Preferred Hosting Partner Agreement" has the meaning set forth in Section 2.6(a)(iv) of this Agreement.

  "Product Support" means LAWSON Product Support, but specifically does not include the Excluded Product Support.

  "Product Support Fees" means the fees due under the Novius GFS Customer Agreements for Product Support (as adjusted, with respect to certain Customers, in accordance with Section 5.11 of this Agreement), taking into consideration all CPI or other permitted increases whether occurring before or after the Closing.

  "Purchase Price" has the meaning set forth in Section 2.3 of this Agreement.

  "Reseller Agreement" has the meaning set forth in the recitals of this Agreement.

  "Review Date" has the meaning set forth in Section 6.2(a)(iv) of this Agreement.

  "SIEMENS" has the meaning set forth in the preface of this Agreement.

  "SIEMENS HS" has the meaning set forth in the preface of this Agreement.

  "SIEMENS MED USA" has the meaning set forth in the preface of this Agreement.

  "SIEMENS Parties" means SIEMENS HS, SIEMENS MED USA, and their respective officers, directors, employees, stockholders, agents and Affiliates.

  "Subcontracted Agreement" has the meaning set forth in Section 6.1 of this Agreement.

  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether disputed or not.

  "Termination and Mutual General Release Agreement" has the meaning set forth in Section 2.6(a)(iii) of this Agreement.

  "Third Party Claim" has the meaning set forth in Section 7.4(a) of this Agreement.

  "Transition Period" has the meaning set forth in Section 5.2 of this Agreement.

  "Transitional Supervisor" has the meaning set forth in Section 5.2(a) of this Agreement.

2.
Basic Transaction.

2.1
Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, at the Closing LAWSON agrees to purchase from SIEMENS and, in exchange for the Purchase Price, SIEMENS agree to sell, transfer, convey and deliver to LAWSON (free and clear of all security interests, liens, claims, charges, restrictions or encumbrances of any kind), all of the right, title and interest in, to and under all of the following assets related to the Novius GFS Business (collectively, the "Acquired Assets"):

(a)
All Novius GFS Customer Agreements and contract rights (in accordance with Section 6 of this Agreement);

    (b)
    All Customer support agreements and related contract rights arising after the Closing Date pursuant to Section 5.12 of this Agreement that relate to the receipt of Product Support by such Customers from SIEMENS; and

    (c)
    All operational records necessary and in any way related to the Novius GFS Business, including but not limited to Customer support logs and Customer lists (collectively, the "Operational Records").

  Notwithstanding the foregoing, LAWSON will not purchase from SIEMENS, and SIEMENS will not sell, transfer, convey or delivery to LAWSON, any of the Excluded Assets.

  2.2
  Assumption of Liabilities. On the terms and subject to the conditions of this Agreement, at the Closing LAWSON agrees to assume, perform, discharge and become responsible for all obligations to provide Product Support after the Closing (a) under the Novius GFS Customer Agreements, and (b) under any contracts entered into pursuant to Section 5.12 of this Agreement (the "Assumed Liabilities"). LAWSON will not, however, assume or otherwise be obligated for the Excluded Liabilities.

  2.3
  Purchase Price. The total purchase price for the Acquired Assets equals $24,000,000 (the "Purchase Price"). The Purchase Price will be subject to adjustment in accordance with the provisions of Section 2.4 of this Agreement. LAWSON will pay the Purchase Price to SIEMENS MED USA, who will be responsible for properly allocating the Purchase Price between SIEMENS HS and SIEMENS MED USA.

  2.4
  Payment of Purchase Price. The Purchase Price will be paid as follows:

  (a)
  At the Closing, LAWSON will pay to SIEMENS MED USA, on behalf of SIEMENS, the following amount:

  (i)
  $22,000,000 of the Purchase Price, less

  (ii)
  the reconciliations set forth on Schedule 2.4(a)(ii).

  (b)
  At the Closing, LAWSON will provide to U.S. Bank, N.A., as escrow agent (the "Escrow Agent"), $2,000,000 of the Purchase Price (the "Escrow"), which will serve as partial security for satisfaction by SIEMENS of their payment obligations contained in Section 6.2 of this Agreement and their indemnification obligations under Section 7 of this Agreement. In addition to any other remedies to which it may be entitled, LAWSON will have the right to recover from the Escrow any amount owing by SIEMENS to LAWSON under Section 6.2 of this Agreement or with respect to the indemnification obligations under Section 7 of this Agreement. The Escrow will be subject to the terms of an escrow agreement (the "Escrow Agreement"), in substantially the form of the attached Exhibit A.

  2.5
  The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of LAWSON, located at 380 Saint Peter Street, St. Paul, Minnesota, 55102-1302, effective as of 12:00 p.m. on the effective date of this Agreement (the "Closing Date").

  2.6
  Closing Deliveries. The obligations of each Party to consummate the transactions to be performed under the terms and conditions of this Agreement in connection with the Closing are subject to satisfaction of the following deliveries:

  (a)
  SIEMENS Deliveries. SIEMENS shall deliver, or cause to be delivered to LAWSON, the following documents:

  (i)
  the Escrow Agreement executed by SIEMENS, in substantially the form of the attached Exhibit A;

  (ii)
  a bill of sale executed by SIEMENS whereby SIEMENS will vest in LAWSON good and marketable title to the Acquired Assets (the "Bill of Sale"), in substantially the form of the attached Exhibit B;

  (iii)
  a termination and mutual general release agreement executed by SIEMENS whereby SIEMENS and LAWSON will terminate and release certain rights under the Reseller Agreement (the "Termination and Mutual General Release Agreement"), in substantially the form of the attached Exhibit C;

  (iv)
  an agreement executed by SIEMENS HS whereby the terms and conditions of the business relationship between LAWSON and SIEMENS HS immediately following the Closing are defined (the "Preferred Hosting Partner Agreement"), in substantially the form of the attached Exhibit D;

  (v)
  copies of all of the Novius GFS Customer Agreements;

  (vi)
  copies of all UCC-3 and any other termination documentation (all of which will have been filed with the appropriate Governmental Authority prior to the Closing) necessary to release any of the Acquired Assets from any security interest or other lien on the Acquired Assets; and

  (vii)
  such other documents and instruments reasonably requested by LAWSON to effect the consummation of the transactions contemplated by this Agreement or that may be required under any Laws or any agreements to which any Party is a party.

  (b)
  LAWSON shall deliver to SIEMENS, or cause to be delivered to SIEMENS, the following:

  (i)
  a wire transfer or check representing the portion of the Purchase Price to be paid at the Closing;

  (ii)
  the Escrow Agreement executed by LAWSON, in substantially the form of the attached Exhibit A;

  (iii)
  the Termination and Mutual General Release Agreement executed by LAWSON, in substantially the form of the attached Exhibit C;

  (iv)
  the Preferred Hosting Partner Agreement executed by LAWSON, in substantially the form of the attached Exhibit D; and

  (v)
  such other documents and instruments reasonably requested by SIEMENS to effect the consummation of the transactions contemplated by this Agreement or that may be required under any Laws or any agreements to which any Party is a party.

  3.
  Representations and Warranties of SIEMENS. Each of SIEMENS, jointly and severally, represents and warrants to LAWSON that the statements contained in this Section 3 are correct and complete as of the Closing Date.

  3.1
  Organization and Good Standing. Each of SIEMENS is a corporation duly organized, existing and in good standing under the laws of the state of Delaware. Each of SIEMENS has full corporate power and authority and all permits necessary to carry on the business in which it is engaged and to own the properties owned and used by it.

  3.2
  Authority. Each of SIEMENS has full power and authority to enter into and perform its obligations under this Agreement and the other agreements and instruments to be executed in connection herewith. The execution, delivery and performance of this Agreement by each of SIEMENS has been duly authorized and approved by all necessary actions.

  3.3
  Noncontravention. Neither the execution and the delivery of this Agreement or the other agreements and instruments to be executed in connection herewith, nor the consummation of the transactions contemplated by this Agreement: (a) will violate any Law to which either of SIEMENS is subject; (b) will violate any provision of the certificate of incorporation, bylaws or other organizational documents of either of SIEMENS; (c) except for the Novius GFS Customer Agreements which are indicated on Schedule 3.8(c) as containing prohibitions on subcontracting, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which either of SIEMENS is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien, security interest or other encumbrance upon any of its assets); or (d) except for the consents contemplated under Section 6.4 of this Agreement, requires either of SIEMENS to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any third party in order for SIEMENS to consummate the transactions contemplated by this Agreement and the other agreements and instruments to be executed in connection herewith.

  3.4
  Valid and Binding Agreement. This Agreement constitutes, and the other agreements and instruments to be executed in connection herewith when duly executed and delivered will constitute, legal, valid and binding obligations of SIEMENS and will be enforceable against SIEMENS in accordance with their respective terms.

  3.5
  Title to Assets; Complete Copies of Contracts.

  (a)
  SIEMENS HS and/or SIEMENS MED USA has good and marketable title to all of the Acquired Assets, free and clear of all security interests, liens, claims, charges, restrictions or encumbrances of any kind.

  (b)
  SIEMENS have delivered to LAWSON a correct and complete copy of each Novius GFS Customer Agreement set forth on Schedule 3.8 and any and all amendments or modifications thereto.

  3.6
  Compliance with Laws. The Novius GFS Business has been and is conducted consistent with, and SIEMENS have complied and are in compliance with, all Laws, except to the extent that any noncompliance with any Laws would not result in a Material Adverse Effect on the Novius GFS Business. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the Knowledge of SIEMENS, is threatened against the Novius GFS Business or SIEMENS alleging any such failure to comply with any Laws, which would reasonably be expected to result in a Material Adverse Effect on the Novius GFS Business.

    3.7
    Litigation. Except as disclosed on Schedule 3.7, there are no pending or threatened claims, actions, suits, investigations or proceedings, without regard to whether any pending matter is before a Governmental Authority, of any kind involving or relating to the Novius GFS Business or any of the Novius GFS Customer Agreements.

    3.8
    Contracts.

    (a)
    Schedule 3.8 sets forth a correct, complete and accurate list of all of the Novius GFS Customer Agreements and any and all amendments or modifications thereto. SIEMENS do not have any other agreements or understandings relating to Product Support other than the Novius GFS Customer Agreements set forth on Schedule 3.8.

    (b)
    With respect to each such Novius GFS Customer Agreement, Schedule 3.8 also sets forth a correct, complete and accurate, in all material respects (whether considered individually with respect to a specific disclosure for a specific Novius GFS Customer Agreement or in the aggregate with respect to multiple disclosures or multiple Novius GFS Customer Agreements), list of the following information: (i) the name of the Customer; (ii) whether such Customer is a Hosted Customer or an In-house Customer; (iii) the current amount invoiced to the Customer for Product Support and the billing period covered by such invoice; (iv) any permitted CPI or other increases for Product Support; (v) the frequency in which the Customer is invoiced; (vi) the termination date for Product Support; (vii) whether such agreement provides for a "prompt pay" discount; and (viii) whether the Customer has a term sublicense.

    (c)
    With respect to each Novius GFS Customer Agreement: (i) the Novius GFS Customer Agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the Novius GFS Customer Agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement and immediately following the Closing; (iii) except as set forth on Schedule 3.8(c) under the heading "Material Breaches," neither SIEMENS nor, to the Knowledge of SIEMENS, any other party is in material breach or default, and no event has occurred that, with notice or lapse of time, would constitute a material breach or default under, or permit termination, modification or acceleration of, the Novius GFS Customer Agreement; (iv) no party has repudiated any provision of the Novius GFS Customer Agreement; (v) SIEMENS have not received any written notice of breach or default within the past two years under the Novius GFS Customer Agreement; (vi) there are no oral agreements, amendments or modifications with respect to the Novius GFS Customer Agreement; (vii) except as set forth on Schedule 3.8(c) under the heading "Subcontract Consents Required," SIEMENS have the right to subcontract their obligations under the Novius GFS Customer Agreement; and (viii) SIEMENS HS and/or SIEMENS MED USA are parties to the Novius GFS Customer Agreements, and neither the agreement nor any rights thereunder has been assigned to any other Affiliate of SIEMENS or to any third party.

    3.9
    Customers.

    (a)
    Except as set forth on Schedule 3.9(a), (i) since January 31, 2004, no Customer has threatened or refused, or is currently threatening or refusing, to pay any fees under the Novius GFS Customer Agreements for any reason, (ii) since April 30, 2003, no Customer has given either of SIEMENS or any of their Affiliates any notice or any other communications of any intention to terminate or otherwise modify the terms of the Novius GFS Customer Agreements, (iii) since April 30, 2003, no Customer has sought deinstallation of the LAWSON Products installed under the Novius GFS Customer Agreements, or (iv) SIEMENS are not in negotiations with any Customers regarding any amendment, modification or termination of such Customer's Novius GFS Customer Agreement or any deinstallation of the LAWSON Products installed under the Novius GFS Customer Agreements.

      (b)
      Schedule 3.9(b) sets forth all parties that SIEMENS are currently in active negotiations with respect to the sublicensing of LAWSON Products and for the delivery of Product Support or any other services or products in any way related to the Novius GFS Business.

      (c)
      No Law prohibits SIEMENS from executing any obligations under the terms and conditions of the Novius GFS Customer Agreements or otherwise working with any of the Customers.

      (d)
      The information and amounts set forth on Schedule 2.4(a)(ii) are correct, complete and accurate as of the Closing Date.

      (e)
      SIEMENS have provided to LAWSON an accurate and complete listing of the currently open material Customer support issues related to the Novius GFS Customer Agreements that have not been resolved as of the Closing Date.

      (f)
      The current Product Support Fee for each Customer is identical to the current amount that the Customer is invoiced for Product Support, as set forth on Schedule 3.8.

    3.10
    Insurance. SIEMENS have been adequately insured with reputable insurers with respect to its properties, assets and business against risks normally insured against by companies in similar lines of business.

    3.11
    Finders. No broker's, finder's or any similar fee shall be incurred by, or on behalf of, SIEMENS in connection with the origination, negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement.

    3.12
    Taxes. SIEMENS have paid all Taxes that have been accrued or were due and payable prior to the Closing, and have filed all Tax returns required to be filed prior to the Closing, for which LAWSON could be held liable or for which a claim could be made against the Acquired Assets. All such Tax returns were correct and complete in all material respects. There are no audits or other proceedings by any Governmental Authority pending or, to the Knowledge of SIEMENS, threatened, with respect to Taxes for which LAWSON could be held liable or for which a claim could be made against the Acquired Assets. No assessment of Taxes is currently proposed against the Acquired Assets.

    3.13
    No Other Agreements. SIEMENS have not entered into any agreement, commitment or understanding with any other person or entity with respect to the sale, transfer, lease, ownership or disposition of the Acquired Assets, including all or any portion of the Novius GFS Business.

    3.14
    No Infringement. In its operation of the Novius GFS Business, SIEMENS have not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third party. SIEMENS have not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that SIEMENS must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of SIEMENS, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of SIEMENS used in the operation of the Novius GFS Business.

    3.15
    Other Information. The information concerning either of SIEMENS or the Novius GFS Business set forth in this Agreement and the schedules and exhibits attached to this Agreement and any statement, certificate or document of SIEMENS furnished to LAWSON at the Closing, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

  4.
  Representations and Warranties of LAWSON. LAWSON represents and warrants to SIEMENS that the statements contained in this Section 4 are correct and complete as of the Closing Date:

  4.1
  Organization and Good Standing. LAWSON is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. LAWSON has full corporate power and authority and all permits necessary to carry on the business in which it is engaged and to own the properties owned and used by it.

  4.2
  Authority. LAWSON has full power and authority to enter into and perform its obligations under this Agreement and the other agreements and instruments to be executed in connection herewith. The execution, delivery and performance of this Agreement by LAWSON have been duly authorized and approved by all necessary actions.

  4.3
  Noncontravention. Neither the execution and the delivery of this Agreement or the other agreements and instruments to be executed in connection herewith, nor the consummation of the transactions contemplated by this Agreement: (a) will violate any Law to which LAWSON is subject; (b) will violate any provision of the certificate of incorporation, bylaws or other organizational documents of LAWSON; (c) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which LAWSON is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien, security interest or other encumbrance upon any of its assets); or (d) except for the consents contemplated under Section 6.4 of this Agreement, requires LAWSON to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any third party in order for LAWSON to consummate the transactions contemplated by this Agreement and the other agreements and instruments to be executed in connection herewith.

  4.4
  Valid and Binding Agreement. This Agreement constitutes, and the other agreements and instruments to be executed in connection herewith when duly executed and delivered will constitute, legal, valid and binding obligations of LAWSON and will be enforceable against LAWSON in accordance with their respective terms.

  4.5
  Finders. No broker's, finder's or any similar fee shall be incurred by, or on behalf of, LAWSON in connection with the origination, negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement.

  5.
  Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

  5.1
  Further Actions. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated by this Agreement, each of the Parties will take such further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 of this Agreement).

  5.2
  Post-Closing Transition Period. During the 30 days immediately following the Closing Date, SIEMENS and LAWSON will work together to promptly transition all Product Support obligations from SIEMENS to LAWSON (the "Transition Period"). The Parties agree that they will use their reasonable best efforts to ensure that all of the Product Support obligations have been transitioned to LAWSON by the end of the Transition Period. SIEMENS will refer all customer inquiries relating to the Product Support obligations under the Novius GFS Customer Agreements to LAWSON after the Transition Period. The Parties agree that the following terms and conditions will be in effect during the Transition Period:

  (a)
  Staffing and Resources. Each Party, at its own cost and expense, will allocate the appropriate number of employees, materials, tools, supplies, equipment, facilities, supervision, administration and any other resources necessary to ensure that the Customers receive Product Support in accordance with the terms and conditions of their respective Novius GFS Customer Agreements. Each Party will designate one employee (the "Transitional Supervisor") to directly supervise the Product Support during the Transition Period. The Transitional Supervisor will be responsible for any complaints arising from either the Customer or the other Parties regarding the Product Support. An executive level employee of each Party (the "Executive Supervisor") will be designated to respond in the event that the Transitional Supervisor does not adequately satisfy the concerns of any Customer or the other Parties regarding the Product Support. Within 15 days after completion of the Transition Period, each Executive Supervisor will issue a report identifying any issue or concern raised by any Customer during the Transition Period and documenting any actions taken during the Transition Period to resolve such issue or concern.

  (b)
  Good Faith and Fair Dealing. The Parties agree that the intent of this Section 5.2 is to ensure that during the Transition Period the Customers continue to receive Product Support in the manner and under the terms and conditions required by the Novius GFS Customer Agreements. Consequently, all Parties will act in good faith in their relations to each other and to the Customers toward the achievement of this intent.

  (c)
  Expenses. Each Party will be solely responsible for any and all costs, fees and expenses incurred by such Party in connection with the transition of the Product Support obligations from SIEMENS to LAWSON during the Transition Period (including but not limited to the providing of support pursuant to Sections 5.2(d) and (e) of this Agreement), and no Party will be entitled to reimbursement of any costs, fees or expenses from any other Party with respect to any actions taken or required to be taken by such Party during the Transition Period (unless such Party is entitled to indemnification therefor under Section 7 of this Agreement).

      (d)
      Support Communications During Transition Period. Notwithstanding the provisions of this Section 5.2 or any provisions of the Preferred Hosting Partner Agreement to the contrary, SIEMENS shall be solely responsible for handling all Customer communications relating to Product Support during the Transition Period.

      (e)
      Completion of Support Responsibilities. Subject to LAWSON's continued performance of the same level of Product Support that it provided immediately prior to the Closing (i.e., level 3 support), SIEMENS shall be solely responsible for the resolution (including any necessary resolution following the end of the Transition Period) of all Product Support issues raised by Customers (including but not limited to case backlogs) (i) prior to the Closing Date, or (ii) during the Transition Period. In connection with the foregoing, SIEMENS will provide the same level of Product Support that it provided immediately prior to the Closing (including but not limited to level 1 and level 2 support), and LAWSON will provide the same level of Product Support that it provided immediately prior to the Closing (i.e., level 3 support). At the end of the Transition Period, SIEMENS shall provide to LAWSON an accurate and complete listing of the open material Customer support issues and complaints related to the Novius GFS Customer Agreements that have not been resolved as of end of the Transition Period, and SIEMENS shall be responsible for resolution of all such Customer support issues and complaints following the end of the Transition Period.

      (f)
      Additional Obligations regarding Hosted Customers. The obligations of SIEMENS under this Section 5.2 are in addition to, and not in lieu of, its obligations to Hosted Customers under the Preferred Hosting Partner Agreement.

      (g)
      List of Customer Complaints. Within 5 business days of the Closing, SIEMENS will provided to LAWSON an accurate and complete listing of the currently open material Customer support complaints related to the Novius GFS Customer Agreements that have not been resolved as of the Closing Date.

  5.3
  Confidentiality. Except as otherwise required under applicable Laws, each Party will retain in strict confidence the terms and conditions of this Agreement and all information and data relating to each other Party's business, development plans, programs, documentation, techniques, trade secrets, systems and know-how ("Confidential Business Information"), and will not, unless otherwise required by Law, disclose such Confidential Business Information to any third party without the other Parties' prior written consent. In the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Business Information, such Party (the "Disclosing Party") will promptly notify the Party to which the Confidential Business Information relates of the request or requirement so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.3. If, in the absence of a protective order or the receipt of a waiver, the Disclosing Party is, on the advice of counsel, compelled to disclose any Confidential Business Information to the tribunal or else stand liable for contempt, the Disclosing Party may disclose the Confidential Business Information to the tribunal.

  5.4
  No Product Support. Neither of SIEMENS nor their Affiliates will, directly or indirectly, provide Product Support for LAWSON Products without the prior written consent of LAWSON.

  5.5
  Noninterference; Non-Disparagement. SIEMENS will not, directly or indirectly, induce, attempt to induce or take any action that is designed, intended or reasonably likely to have the effect of (a) discouraging any Customer from maintaining the same business relationship with the

    LAWSON Parties with respect to Product Support after the Closing as it maintained with SIEMENS prior to the Closing, (b) delaying or preventing payment of Product Support Fees, or (c) except as expressly permitted by this Agreement, otherwise interfering with the relationship between LAWSON and any Customer with respect to Product Support. None of the Parties will authorize, at a corporate level, the disparagement of the image, reputation or level of quality or performance in the products or services of any other Party to the Customers. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

  5.6
  No Side Agreements. Without the prior written consent of the other party, neither Party shall enter into any agreement or understanding, whether written or oral, with any current employee of the other Party or its Affiliates that results from, arises out of or relates to this Agreement, the Preferred Hosting Partner Agreement or the subject matter covered, directly or indirectly, by this Agreement or the Preferred Hosting Partner Agreement.

  5.7
  Access to Novius GFS Customer Agreements. After the Closing Date, SIEMENS will provide LAWSON with access, during normal business hours with reasonable notice, to all original Novius GFS Customer Agreements, Operational Records and to such other information related to this Agreement or the transactions contemplated by this Agreement, and SIEMENS will not destroy or otherwise dispose of the original Novius GFS Customer Agreements without the prior written consent of LAWSON.

  5.8
  No Assignment of Novius GFS Customer Agreements. After the Closing Date, SIEMENS shall not assign the Novius GFS Customer Agreements to any person or entity other than LAWSON without the prior written consent of LAWSON.

  5.9
  Current Early Customer Terminations. With respect to the Customers identified on Schedule 5.9 for which SIEMENS has signed a termination agreement relating to, or has negotiated or is currently negotiating a termination to, such Customer's Novius GFS Customer Agreement which will be effective after the Closing Date but prior to the end of the originally contracted term, (a) if it has not done so already, SIEMENS shall be permitted to negotiate and conclude with the Customers a termination of their Novius GFS Customer Agreement prior to the end of the original contractual term, (b) SIEMENS shall keep LAWSON fully informed regarding the status of the negotiations and the terms of any proposed termination, and shall provide LAWSON will copies of all relevant documents relating thereto, and (c) LAWSON shall be entitled to receive all Product Support Fees through the applicable termination date agreed to by SIEMENS and the Customer (whether or not paid to SIEMENS by the Customer), as well as a portion of any settlement or buyout payment (in an amount to be mutually agreed upon by the Parties); provided, however, that, with respect to Memorial Medical Center, if SIEMENS has any continuing relationship with the Customer following the termination of such Customer's Novius GFS Customer Agreement, then SIEMENS shall make a lump sum payment to LAWSON of an amount equal to the aggregate of all Product Support Fees that would be due and payable to LAWSON over the entire term of such Customer's Novius GFS Customer Agreement. The Parties agree that they will not seek to obtain an executed Assignment and Assumption Agreement from any such Customer.

  5.10
  Term License Customer. With respect to the Customers indicated on Schedule 3.8(c) to which SIEMENS has sublicensed LAWSON Products on a term (as opposed to perpetual) basis, SIEMENS shall have the right to sell a perpetual sublicense of the LAWSON Products to such Customers without any further payment obligation to LAWSON (other than the payments set forth on Schedule 2.4(a)(ii)), provided that: (a) in no event shall SIEMENS offer to sell or sell a perpetual sublicense of the LAWSON Products to any such Customer for more than the net present value of a sixty-month payment stream under the Customer's current term license; and (b) if, by the expiration of a Customer's current term license, such Customer has not purchased a perpetual sublicense of the LAWSON Products from SIEMENS, then SIEMENS shall grant such Customer a perpetual sublicense for the LAWSON Products for a nominal fee of $1.00. The Parties agree that they will not seek to obtain an executed Assignment and Assumption Agreement from any such Customer unless SIEMENS has sold, or ended its efforts to sell, a perpetual sublicense to such Customer. In no event will LAWSON have any obligation to provide additional LAWSON Products in connection with the sale of a perpetual sublicense by SIEMENS.

  5.11
  "Bundled" Product Support Fees. The Parties acknowledge that certain of the Novius GFS Customer Agreements do not separately set forth a specific support fee for the Lawson Products. In those cases, the Parties have allocated the contractual support fees between the Novius GFS Business and the non-Novius GFS Business components of the agreement, and the amounts indicated as "Contractual Monthly Support" on Schedule 3.8 indicate the result of such allocation (taking into consideration all CPI and other permitted increases to date). In such "bundled fee" situations, the Parties shall use their reasonable best efforts to have the Customer execute an Assignment and Assumption Agreement which reflects the payments the Customer will be required to make to SIEMENS for non-LAWSON Product Support in the future and the payments the Customer will be required to make to LAWSON for Product Support in the future.

  5.12
  Pending Customer Transactions. With respect to the parties identified on Schedule 3.9(b) (which sets forth the parties that SIEMENS are currently in active negotiations with respect to the sublicensing of LAWSON Products and for the delivery of Product Support or any other services or products in any way related to the Novius GFS Business), the Parties agree that any transactions with such parties will be treated as set forth on Schedule 5.12.

  5.13
  Non-Standard Support Services.

  (a)
  Within 15 days after the end of each calendar month, LAWSON will deliver to SIEMENS a report that documents, for the prior calendar month, the total number of hours that LAWSON spent per Customer (excluding any Customer that has signed a Customer Assignment) per month on Non-Standard Support Services for which LAWSON desires SIEMENS to bill the Customer (the "Billable Support Hours"). Upon the request of LAWSON, SIEMENS will provide to LAWSON, with respect to any Customer identified by LAWSON, information regarding the number of hours that SIEMENS spent per such Customer per month on Non-Standard Support Services.

  (b)
  In the event that LAWSON has requested SIEMENS to bill a Customer pursuant to Section 5.13(a), then SIEMENS will determine whether the Customer can be billed for any or all of the Billable Support Hours pursuant to terms of such Customer's Novius GFS Customer Agreement and, after making such determination, will take the following actions:

  (i)
  If SIEMENS determines that the Customer can be billed for all of the Billable Support Hours pursuant to terms of such Customer's Novius GFS Customer

        Agreement, then SIEMENS will bill the Customer on a timely basis for all of the Billable Support Hours.

      (ii)
      If SIEMENS determines that the Customer can be billed for some, but not all, of the Billable Support Hours pursuant to terms of such Customer's Novius GFS Customer Agreement, then SIEMENS will bill the Customer for the maximum number of Billable Support Hours for which the Customer can be billed pursuant to terms of such Customer's Novius GFS Customer Agreement. Any Billable Support Hours for which the Customer was not billed will be applied towards the 3,600 hour threshold set forth in Section 5.13(c)(i) of this Agreement.

      (iii)
      If SIEMENS determines that the Customer cannot be billed for any of the Billable Support Hours pursuant to terms of such Customer's Novius GFS Customer Agreement, then SIEMENS will not bill the Customer for any of the Billable Support Hours, and all such Billable Support Hours will be applied towards the 3,600 hour threshold set forth in Section 5.13(c)(i) of this Agreement.

      (iv)
      SIEMENS will use its reasonable best efforts to collect the Billable Support Hours as billed, consistent with SIEMENS standard practice, unless otherwise instructed in writing by LAWSON. On or before the last day of each month, SIEMENS will deliver to LAWSON an amount equal to all payments received by SIEMENS during the prior month with respect to Billable Support Hours.

    (c)
    SIEMENS will pay to LAWSON, within 45 days of the end of each calendar year, an amount equal to the product of (i) all Billable Support Hours for which all of the Customers were not billed in excess of 3,600 hours per year, times(ii) LAWSON's then current standard billing rates to perform such services. The obligations under this Section 5.13(c) shall continue throughout the term of all of the Novius GFS Customer Agreements. LAWSON will provide SIEMENS annually with such documentation relating to the above calculations as may be reasonably requested by SIEMENS.

    (d)
    With respect to Novius GFS Customer Agreements that contain an allowance for free Non-Standard Support Services, in the event any of the Customers signs a Customer Assignment that contains a provision pursuant to which LAWSON is required to provide only up to two hours of Non-Standard Support Services per month, then two hours per month will be applied towards the 3,600 hour threshold set forth in Section 5.13(c)(i) of this Agreement.

  5.14
  Training.

  (a)
  Within 15 days after the end of each calendar month, LAWSON will deliver to SIEMENS a report that documents, for the prior calendar month, the total number of hours that LAWSON spent per Customer (excluding any Customer that has signed a Customer Assignment) per month on education/training services pursuant to the Novius GFS Customer Agreements for which LAWSON desires SIEMENS to bill the Customer (the "Billable Training Hours"). Upon the request of LAWSON, SIEMENS will provide to LAWSON, with respect to any Customer identified by LAWSON, information regarding the number of hours that SIEMENS spent per such Customer per month on education/training services.

  (b)
  In the event that LAWSON has requested SIEMENS to bill a Customer pursuant to Section 5.14(a), then SIEMENS will determine whether the Customer can be billed for any or all of the Billable Training Hours pursuant to terms of such Customer's Novius

      GFS Customer Agreement and, after making such determination, will take the following actions:

      (i)
      If SIEMENS determines that the Customer can be billed for all of the Billable Training Hours pursuant to terms of such Customer's Novius GFS Customer Agreement, then SIEMENS will bill the Customer on a timely basis for all of the Billable Training Hours.

      (ii)
      If SIEMENS determines that the Customer can be billed for some, but not all, of the Billable Training Hours pursuant to terms of such Customer's Novius GFS Customer Agreement, then SIEMENS will bill the Customer for the maximum number of Billable Training Hours for which the Customer can be billed pursuant to terms of such Customer's Novius GFS Customer Agreement. Any Billable Training Hours for which the Customer was not billed will be applied towards the 400 hour threshold set forth in Section 5.14(c)(i) of this Agreement.

      (iii)
      If SIEMENS determines that the Customer cannot be billed for any of the Billable Training Hours pursuant to terms of such Customer's Novius GFS Customer Agreement, then SIEMENS will not bill the Customer for any of the Billable Training Hours, and all such Billable Training Hours will be applied towards the 400 hour threshold set forth in Section 5.14(c)(i) of this Agreement.

      (iv)
      SIEMENS will use its reasonable best efforts to collect the Billable Training Hours as billed, consistent with SIEMENS standard practice, unless otherwise instructed in writing by LAWSON. On or before the last day of each month, SIEMENS will deliver to LAWSON an amount equal to all payments received by SIEMENS during the prior month with respect to Billable Training Hours.

    (c)
    SIEMENS will pay to LAWSON, within 45 days of the end of each calendar year, an amount equal to the product of (i) all Billable Training Hours for which all of the Customers were not billed in excess of 400 hours per year, times (ii) LAWSON's then current standard billing rates to perform such education/training. The obligations under this Section 5.14(c) shall continue throughout the term of all of the Novius GFS Customer Agreements. LAWSON will provide SIEMENS annually with such documentation relating to the above calculations as may be reasonably requested by SIEMENS.

  5.15
  SIEMENS' Obligations for Excluded Product Support. SIEMENS will remain solely responsible for continuing to provide and will continue to provide Excluded Product Support to the Customers pursuant to the terms and conditions of the Novius GFS Customer Agreements.

  5.16
  SIEMENS MED USA's Agreement regarding the Preferred Hosting Partner Agreement. SIEMENS MED USA agrees to comply with all of the terms and conditions of the Preferred Hosting Partner Agreement as if it were a signatory thereto. SIEMENS HS agrees that any violation of any provision of the Preferred Hosting Partner Agreement by SIEMENS MED USA will be deemed to constitute a violation of such provision by SIEMENS HS, and LAWSON will be entitled to any and all of its remedies thereunder as if SIEMENS HS itself violated such provision.

6.
Subcontracting; Consents.

6.1
Customer Subcontracting Arrangement. On and as of Closing, except for SIEMENS' obligations in connection with the Transition Period, LAWSON will act as a subcontractor of SIEMENS and will become responsible for and perform, at its expense, all of the obligations of SIEMENS to perform Product Support under each of the Novius GFS Customer Agreements

    (each, a "Subcontracted Agreement"), until such time as the necessary consent to the assignment of such Novius GFS Customer Agreement to LAWSON has been obtained in accordance with the terms and conditions of Section 6.4 of this Agreement. Except for the Product Support obligations subcontracted to LAWSON, SIEMENS agree that they will perform all obligations set forth in the Subcontracted Agreements.

  6.2
  Terms and Conditions of Subcontracting Arrangement. The following provisions will apply with respect to the Subcontracted Agreements:

  (a)
  Product Support Payments.

  (i)
  Commencing as of the Closing Date, LAWSON will be entitled to receive from SIEMENS, and SIEMENS will be obligated to pay to LAWSON in the manner provided herein, any and all Product Support Fees paid to SIEMENS by the Customers relating to Product Support provided on or after the Closing Date with respect to the Subcontracted Agreements, regardless of whether LAWSON or SIEMENS perform such Product Support.

  (ii)
  SIEMENS will bill the Customers on a monthly basis (or such other periodic basis as provided in the applicable Novius GFS Customer Agreement) for Product Support Fees under the Subcontracted Agreement. SIEMENS will bill such Customers on a timely basis in accordance with the terms and conditions of, and at the price set forth in, the Subcontracted Agreements. SIEMENS will use its reasonable best efforts to collect the Product Support Fees as billed, consistent with SIEMENS standard practice, unless otherwise instructed in writing by LAWSON.

  (iii)
  On or before the last day of each month, SIEMENS will deliver to LAWSON an amount equal to all Product Support Fees billed for such month, whether or not such Product Support Fees have been collected by SIEMENS, subject to the following:

  (A)
  After a Non-Payment Event has occurred with respect to a particular Customer, and the Non-Payment Event has been through the review process described in Section 6.2(a)(iv) and it has been determined that, under the rules of Section 6.2 of this Agreement, LAWSON is not entitled to receive the unpaid Product Support Fees, then SIEMENS will not be required to deliver any amounts with respect to Product Support Fees billed to the applicable Customer unless and until SIEMENS actually collects the applicable Product Support Fees from such Customer.

  (B)
  The portion of any such delivery in excess of Product Support Fees actually collected shall be subject to use by SIEMENS as a deduction from future payments or possible return to SIEMENS as provided in Section 6.2(a)(iv), provided that SIEMENS provide notice to LAWSON of such deduction or return.

  (C)
  With respect to Customers who prepay Product Support Fees, SIEMENS will deliver to LAWSON an amount equal to the total amount of such prepaid Product Support Fees on or before the last day of the month during which such prepaid Product Support Fees were billed.

  (iv)
  On April 30, July 31, October 31, and January 31 (each a "Review Date") of each year in which Subcontracted Agreements have not been converted to Assigned Customer Agreements, SIEMENS will deliver to LAWSON a report that documents, for the quarter ended with the month immediately prior to the Review Date (A) the Product Support Fees collected from Customers under the Subcontracted

        Agreements for such quarter, (B) any Customer Assignments during such quarter, (C) the amount of funds LAWSON received for such quarter in excess of Product Support Fees actually collected by SIEMENS, and the amount, if any, of such excess which LAWSON is not entitled to retain after application of the rules set forth in Section 6.2(b) (the "Over-payment"), (D) copies of all invoices sent to any Customer for which LAWSON has received an Over-payment, and (E) any other documentation or records reasonably requested by LAWSON. SIEMENS shall deduct the amount of the Over-payment from the next monthly payment due LAWSON under Section 6.2(a)(iii). No interest will accrue or be paid on any Over-payment. The first Review Date under this Agreement will be July 31, 2004.

      (v)
      Except as expressly set forth in Section 6.2(a)(iv) of this Agreement, SIEMENS' obligation to deliver the Product Support Fees to LAWSON is unconditional, and SIEMENS have no set-off or any other legal or equitable rights against any such Product Support Fees.

    (b)
    Customer Non-Payment. If either (A) a Customer informs SIEMENS, or SIEMENS otherwise has Knowledge, that the Customer is withholding or refusing to make a payment to SIEMENS with respect to a Subcontracted Agreement, or (B) a Customer has failed to make full payment within 90 days of the date such payment was due to SIEMENS under a Subcontracted Agreement (in either case, a "Non-Payment Event"), SIEMENS will send to LAWSON written notice informing LAWSON of the Non-Payment Event, indicating the Customer involved and the reason for the non-payment, and identifying the applicable provision of this Section 6.2(b). In the case of a Non-Payment Event, the following rules will apply:

    (i)
    Non-Payment due to LAWSON Problem. If the Non-Payment Event is a result of a problem with a LAWSON Product or LAWSON's performance of Product Support, then LAWSON shall not be entitled to the unpaid Product Support Fees until the Customer actually pays such fees. LAWSON and SIEMENS will jointly negotiate with the Customer regarding the purported problem and the resulting non-payment of fees, and LAWSON must approve any resolution or settlement of any non-payment, which approval shall not be withheld arbitrarily or in bad faith.

    (ii)
    Non-Payment due to SIEMENS Problem. If the Non-Payment Event is a result of a problem with a SIEMENS application or SIEMENS' performance of their obligations, including but not limited to all obligations other than Product Support obligations under the Subcontracted Agreements (provided, however, that the foregoing exception for Product Support obligations under the Subcontracted Agreements does not apply to the Product Support obligations of SIEMENS under Section 5.2 of this Agreement), or otherwise, then LAWSON shall be entitled to, and SIEMENS shall pay, the Product Support Fees that are required under the Subcontracted Agreement, regardless of whether or not SIEMENS is paid for such unpaid Product Support Fees.

    (iii)
    Non-Payment due to Joint SIEMENS/LAWSON Problem. If the Non-Payment Event is the result of both (A) a problem with a LAWSON Product or LAWSON's performance of Product Support, and (B) a problem with SIEMENS application or SIEMENS' performance of their obligations, including but not limited to all obligations other than Product Support obligations under the Subcontracted Agreement or otherwise, then the following provisions will apply:

    (A)
    If the Non-Payment Event is determined to be primarily a result of a problem with a LAWSON Product or LAWSON's performance of Product Support, then

          LAWSON shall not be entitled to the unpaid Product Support Fees until the Customer actually pays such fees. LAWSON and SIEMENS will jointly negotiate with the Customer regarding the purported problem and the resulting non-payment of fees, and LAWSON must approve any resolution or settlement of any non-payment, which approval shall not be withheld arbitrarily or in bad faith.

        (B)
        If the Non-Payment Event is determined to be primarily a result of a problem with a SIEMENS application or SIEMENS' performance of their obligations, including but not limited to all obligations other than Product Support obligations under the Subcontracted Agreement or otherwise, then LAWSON shall be entitled to, and SIEMENS shall pay, the Product Support Fees that are required under the Subcontracted Agreement, regardless of whether or not SIEMENS is paid for such unpaid Product Support Fees.

        (C)
        If the Non-Payment Event cannot be determined to be primarily the result of either Party, then LAWSON shall not be entitled to the unpaid Product Support Fees until the Customer actually pays such fees. LAWSON and SIEMENS will jointly negotiate with the Customer regarding the purported problem and the resulting non-payment of fees, and LAWSON must approve any resolution or settlement of any non-payment, which approval shall not be withheld arbitrarily or in bad faith. In no event will LAWSON receive less than its pro-rata portion of the amount of any settlement payment.

      (iv)
      Bankruptcy Non-Payment. If the Non-Payment Event is the result of the filing of a petition in an applicable bankruptcy court by or against the Customer, whether voluntary or involuntary, then LAWSON shall not be entitled to the unpaid Product Support Fees until such fees are actually paid. LAWSON may, in its sole discretion, withhold Product Support until the resolution or settlement of any non-payment (without incurring any Liability to SIEMENS). LAWSON and SIEMENS will jointly negotiate with the Customer or its bankruptcy trustee regarding the resulting non-payment of fees, and LAWSON must approve any resolution or settlement of any non-payment, which approval shall not be withheld arbitrarily or in bad faith. In no event will LAWSON receive less than its pro-rata portion of the amount of any settlement payment.

      (v)
      Change of Control Non-Payment. If the Non-Payment Event is the result of the Customer's involvement in a merger, consolidation or other change of control, then LAWSON shall not be entitled to the unpaid Product Support Fees until the Customer actually pays such fees. LAWSON may, in its sole discretion, withhold Product Support until the resolution or settlement of any non-payment (without incurring any Liability to SIEMENS). LAWSON and SIEMENS will jointly negotiate with the Customer regarding the resulting non-payment of fees, and LAWSON must approve any resolution or settlement of any non-payment, which approval shall not be withheld arbitrarily or in bad faith. In no event will LAWSON receive less than its pro-rata portion of the amount of any settlement payment.

      (vi)
      General Non-Payment. If the Non-Payment Event is for any other reason, then LAWSON shall not be entitled to the unpaid Product Support Fees until the Customer actually pays such fees. LAWSON may, in its sole discretion, withhold Product Support until the resolution or settlement of any non-payment (without incurring any Liability to SIEMENS). LAWSON and SIEMENS will jointly negotiate with the Customer regarding the resulting non-payment of fees, and LAWSON must approve any resolution or settlement of any non-payment, which approval shall not be withheld arbitrarily or in bad faith. In no event will LAWSON receive less than its pro-rata portion of the amount of any settlement payment.

    (c)
    Resolutions of Disputes. In the event the Parties are unable to agree upon the reason for the Non-Payment Event or, in the case of a joint SIEMENS/LAWSON problem, the Party primarily responsible, then, promptly after the written request of either Party, each of the Parties will appoint a designated representative to meet promptly to attempt to resolve such dispute in good faith. If the designated representatives do not resolve the dispute, then either Party may request that an executive officer of each Party meet promptly to review and attempt to resolve the dispute in good faith.

    (d)
    Amendment or Termination of Subcontracted Agreements. If the resolution of any Non-Payment Event would result in the amendment, modification, waiver, renegotiation or termination of, or if SIEMENS or a Customer otherwise desires to amend, modify, waive, renegotiate or terminate, any Subcontracted Agreement or any provision thereof, then LAWSON and SIEMENS will jointly negotiate with the Customer regarding such matter, and LAWSON must approve any resolution or settlement of any non-payment dispute and any amendment, modification, waiver, renegotiation or termination of the Subcontracted Agreement or any provision thereof, which approval shall not be withheld arbitrarily or in bad faith. In lieu of the foregoing, SIEMENS may elect to make a lump sum payment to LAWSON of an amount equal to the aggregate of all Product Support Fees that would be due and payable to LAWSON over the entire term of the Subcontracted Agreement, in which case LAWSON will not have the right to negotiate with the Customer or approve any such resolution or settlement, or any such amendment, modification, waiver, renegotiation or termination, provided that such resolution or settlement, or such amendment, modification, waiver or renegotiation does not increase the Product Support obligations of LAWSON under such Subcontracted Agreement.

    (e)
    Subcontract Billing Report. To the extent that the amount of the Product Support Fees under any Subcontracted Agreement are based upon the level of work performed by LAWSON, LAWSON will deliver to SIEMENS a report itemizing the costs associated with providing Product Support for such Subcontracted Agreement within 15 days after each calendar month-end and SIEMENS shall use such information in order to prepare and send out an accurate invoice to such Customers. Any information that LAWSON provides after such 15 day period will be used in order to prepare the following month's invoice.

    (f)
    Annual Product Support Rate Increases. Unless otherwise instructed by LAWSON in writing, SIEMENS agree that they will increase the rate of Product Support Fees paid by the Customers to the maximum extent permitted by the terms and conditions of the Subcontracted Agreements.

  6.3
  Customer Consents.

  (a)
  After the Closing Date, LAWSON and SIEMENS shall each use their reasonable best efforts to obtain from each Customer an executed Assignment and Assumption Agreement (each, a "Customer Assignment"), substantially in the form of the attached Exhibit E. Any actual Customer Assignment that varies in any respect from the attached form of Customer Assignment must be on terms acceptable to the Parties in their reasonable discretion (provided that in no event will LAWSON be required to agree to any Customer Assignment that would require any modification or amendment to any term contained in, or would result in a reduction in the amount of Product Support Fees under, the relevant Novius GFS Customer Agreement, and in no event will SIEMENS be required to agree to any Customer Assignment that would not contain the language set forth in the first sentence of Section 5 of the Customer Assignment).

  (b)
  After a Customer Assignment has been obtained with respect to a Novius GFS Customer Agreement (an "Assigned Customer Agreement"), LAWSON shall have the right to directly bill such Customer for, and receive from such Customer, all Product Support Fees. In addition, LAWSON shall have the right to amend, alter or otherwise change, with the consent of such Customer, the Assigned Customer Agreement and the amount of the Product Support Fees paid by the Customer or the amount or type of the support provided by LAWSON.

  (c)
  Upon obtaining Customer Assignments, each of SIEMENS and LAWSON shall use their reasonable best efforts to effect the prompt transition to LAWSON of all billing and collection responsibilities.

  (d)
  Within 15 days after the end of each month, SIEMENS will deliver to LAWSON any and all Product Support Fees that it receives that are related to any Assigned Customer Agreements.

  6.4
  Customer Transition.

  (a)
  At the request of LAWSON, SIEMENS will cooperate to transition the Customers from the current license and support agreements of SIEMENS to LAWSON license and support agreements as soon as possible and, in any event, no later than upon expiration of the such Customers' current Novius GFS Customer Agreements. It is the intention of both SIEMENS and LAWSON to use their reasonable best efforts to encourage the Customers to sign LAWSON license and support agreements directly with LAWSON, pursuant to which LAWSON would directly support such Customers under its own terms, and such Customers would contractually agree that SIEMENS' obligations under the Novius GFS Customer Agreements to provide Product Support would end. LAWSON agrees that any licensing of LAWSON Products beyond those sublicensed in the Novius GFS Customer Agreements, or upgrades to the Lawson Products sublicensed in the Novius GFS Customer Agreements, shall be accomplished under a direct license agreement between the Customer and LAWSON.

  (b)
  SIEMENS and LAWSON agree, to the extent practicable, that any written communications to or from Customers which relate to the transaction contemplated by this Agreement or its effect on the Customers until a Customer has executed an Assignment and Assumption Agreement shall be discussed between the Parties to seek mutually agreeable language and dissemination. In addition, SIEMENS and LAWSON agree, to the extent practicable, that, until the applicable Subcontracted Agreement is assigned to LAWSON, any other written communication to or from Customers (other than to or from Customers individually in the course of performing Product Support) will be discussed between the Parties.

  6.5
  Renewal or Change of Novius GPS Customer Agreements Post-Closing.

  (a)
  Except as permitted in Section 5.12 of this Agreement, SIEMENS will not renew, extend or enter into any new Novius GFS Customer Agreements. Similarly, SIEMENS will not enter into any contracts or agreements of any kind whatsoever relating to the Product Support.

  (b)
  Except as provided in Section 5.9 of this Agreement, without the prior written approval of LAWSON, SIEMENS will not amend, alter or otherwise change any Novius GFS Customer Agreement if such amendment, alteration or change would negatively affect the rights and obligations relating to the Product Support that LAWSON has assumed under this Agreement and the related Subcontracted Agreements and Customer Assignment Agreements. Without the prior written approval of LAWSON, SIEMENS will not amend, alter or otherwise change either of the termination agreements identified on Schedule 5.9 or any termination agreement which is entered into with Memorial Medical Center after the Closing.

  6.6
  Expenses. Each Party will be solely responsible for any and all costs, fees and expenses incurred by such Party in connection with the matters set forth in this Agreement, including but not limited to the obligations of the Parties under Section 6 of this Agreement, and no Party will be entitled to reimbursement of any costs, fees or expenses from any other Party with respect to any actions required to be taken by such Party pursuant to this Agreement, including but not limited to the obligations of the Parties under Section 6 of this Agreement (unless such Party is entitled to indemnification therefor under Section 7 of this Agreement).

7.
Indemnification.

7.1
Survival of Representations, Warranties and Covenants.

(a)
Notwithstanding any investigation made by or on behalf of any of the Parties or the results of any investigation, and notwithstanding the participation of the Parties in the Closing, all of the representations and warranties of each of SIEMENS contained in Section 3 of this Agreement will survive the Closing (even if LAWSON knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing), and will continue in full force and effect for a period of two years thereafter, except that the representations and warranties contained in Sections 3.1 through 3.5, 3.11, 3.12 and 3.13 of this Agreement will continue in full force and effect until the expiration of the applicable statutes of limitations plus six months, and that the representations and warranties contained in Section 3.8 of this Agreement will continue in full force and effect for a period of five years thereafter.

(b)
Notwithstanding any investigation made by or on behalf of any of the Parties or the results of any investigation, and notwithstanding the participation of the Parties in the Closing, all of the representations and warranties of LAWSON contained in Section 4 of this Agreement will survive the Closing (even if SIEMENS knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing), and will continue in full force and effect until the expiration of the applicable statutes of limitations plus six months.

(c)
The covenants set forth in this Agreement will survive indefinitely, unless a shorter period of survival is specifically set forth in this Agreement.

  7.2
  Indemnification Provisions for Benefit of LAWSON.

  (a)
  In the event that either of SIEMENS breaches (or in the event any third party alleges facts that, if true, would mean either of SIEMENS has breached) any of its representations and warranties contained in Section 3 of this Agreement, and if there is an applicable survival period pursuant to Section 7.1 of this Agreement (provided that LAWSON makes a written claim for indemnification against either of SIEMENS within the applicable survival period), then each of SIEMENS, jointly and severally, will indemnify the LAWSON Parties from and against the entirety of any Adverse Consequences that the LAWSON Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the LAWSON Parties may suffer before and after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach).

  (b)
  In the event that either of SIEMENS breaches (or in the event any third party alleges facts that, if true, would mean that either of SIEMENS has breached) any covenants contained in this Agreement, then each of SIEMENS, jointly and severally, will indemnify the LAWSON Parties from and against the entirety of any Adverse Consequences that the LAWSON Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the LAWSON Parties may suffer before and after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach).

  (c)
  Each of SIEMENS, jointly and severally, will indemnify the LAWSON Parties from and against the entirety of any Adverse Consequences that the LAWSON Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the LAWSON Parties may suffer before and after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by (i) the Excluded Liabilities, (ii) any of the Novius GFS Customer Agreements that contain a prohibition on subcontracting to the extent such Adverse Consequences were caused by the prohibition on subcontracting, (iii) any security interests, liens, claims, charges, restrictions or encumbrances on the Acquired Assets, (iv) the Purchase Price allocation among SIEMENS, (v) the litigation described on Schedule 3.7, or (vi) claims brought by any Customer or other third party with respect to the Novius GFS Customer Agreements listed on Schedule 5.9 (provided that, with respect to this Section 7.2(c)(vi), the LAWSON Parties will not be entitled to indemnification for any Adverse Consequences it suffered to the extent such Adverse Consequences result from LAWSON's obligation to provide, or its providing of, Product Support to such Customers after the Closing).

  7.3
  Indemnification Provisions for Benefit of SIEMENS.

  (a)
  In the event that LAWSON breaches (or in the event any third party alleges facts that, if true, would mean that LAWSON has breached) any covenant contained in this Agreement or any of its representations and warranties contained in Section 4 of this Agreement, then LAWSON will indemnify the SIEMENS Parties from and against the entirety of any Adverse Consequences that the SIEMENS Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the SIEMENS Parties may suffer before and after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach).

    (b)
    LAWSON will indemnify the SIEMENS Parties from and against the entirety of any Adverse Consequences that the SIEMENS Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the SIEMENS Parties may suffer before and after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the Assumed Liabilities.

  7.4
  Matters Involving Third Parties.

  (a)
  If any third party notifies any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party will promptly notify each Indemnifying Party in writing. Delay on the part of the Indemnified Party in notifying any Indemnifying Party will not relieve the Indemnifying Party from their obligation unless (and then solely to the extent) the Indemnifying Party is prejudiced.

  (b)
  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within ten days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

  (c)
  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b) of this Agreement, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

  (d)
  If any of the conditions in Section 7.4(b) of this Agreement is not or is no longer satisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

  7.5
  Inter-Party Claims. The Indemnified Party shall promptly notify the Indemnifying Party of the Indemnified Party's assertion of a claim for indemnification that is not the result of a Third Party Claim (a "Claim"), specifying the basis of such Claim. Failure to give prompt notice of a Claim shall relieve the Indemnifying Party of its obligations only to the extent that the Indemnifying Party's rights are compromised by such failure. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party that evidence or support such Claim or the act, omission or occurrence giving rise to such Claim (subject to any attorney-client privileges) and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

  7.6
  Limitations on Indemnification Obligations.

  (a)
  The amount for which SIEMENS will be obligated to indemnify the LAWSON Parties from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach or alleged breach by either of SIEMENS of any representation or warranty contained in Sections 3.1 through 3.5, 3.8, 3.11, 3.12 and 3.13 of this Agreement will not exceed the Purchase Price.

  (b)
  The amount for which SIEMENS will be obligated to indemnify the LAWSON Parties from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach or alleged breach by either of SIEMENS of any representation or warranty contained in Sections 3.6, 3.7, 3.9, 3.10, 3.14 and 3.15 of this Agreement will not exceed $10,000,000.

  (c)
  There will be no limit on the amount that SIEMENS will be obligated to indemnify the LAWSON Parties under Sections 7.2(b) or 7.2(c) of this Agreement.

  (d)
  There will be no limit on the amount for which LAWSON will be obligated to indemnify the SIEMENS Parties under Sections 7.3(a) or 7.3(b) of this Agreement.

  7.7
  Recovery from Escrow.

  (a)
  In addition to any other remedies to which it may be entitled, the LAWSON Parties will have the option of recouping all or any part of any Adverse Consequences it may suffer by recovering such amount from the Escrow. The LAWSON Parties will first exercise their right to recover against the Escrow prior to seeking recovery of any Adverse Consequences it may suffer directly from either of SIEMENS.

  (b)
  The entire amount of the Escrow is available to the LAWSON Parties for satisfaction of indemnification claims under Section 7.2 of this Agreement, regardless of whether it was SIEMENS HS or SIEMENS MED USA that caused the Adverse Consequences. Neither of SIEMENS may recover from LAWSON, and LAWSON has no Liability for, any amount by which the Escrow was reduced.

  7.8
  Cross Default. If SIEMENS breach any provision of this Agreement, including but not limited to any representation, warranty or covenant contained in this Agreement, LAWSON shall have the option to assert certain remedies contained in the Preferred Hosting Partner Agreement in accordance with the terms thereof.

  7.9
  Other Indemnification Provisions.

  (a)
  The Parties' sole and exclusive remedy with respect to any claim pursuant to this Agreement shall be under the indemnification provisions set forth in this Section 7, except for claims of fraud or willful misrepresentation. Notwithstanding the foregoing, the Parties will continue to have the rights, remedies and obligations set forth in the Reseller Agreement to the extent such provisions survive pursuant to the Termination and Mutual General Release Agreement, and nothing contained in this Agreement will reduce any continuing indemnification obligations of the Parties under the Reseller Agreement.

  (b)
  EXCEPT ONLY FOR THE INDEMNIFICATION OBLIGATIONS RELATING TO THIRD PARTY CLAIMS, UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO THE OTHER PARTIES FOR CLAIMS FOR LOSS OF DATA, GOODWILL, PROFITS, USE OF MONEY, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE, OR OTHER WORK OR IMPAIRMENT OF OTHER ASSETS, OR FOR LOSS WHICH IS CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR INCIDENTAL, WHETHER

      FORESEEABLE OR UNFORESEEABLE, ARISING OUT OF ANY CLAIM FOR INDEMNIFICATION PURSUANT TO THIS SECTION 7.

8.
Miscellaneous.

8.1
Expenses. LAWSON and SIEMENS shall each pay their own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, preparation and performance of this Agreement and the transactions contemplated by this Agreement, whether or not such transactions are consummated.

8.2
Entire Agreement; Amendments and Waivers. This Agreement, including all exhibits and schedules hereto, constitutes the entire agreement between the Parties and supersedes all prior negotiations, understandings, agreements or representations of any nature by or between the Parties, whether oral or written, to the extent that they relate in any way to the subject matter hereof. No amendment, agreement, modification or waiver hereof shall be binding or effective upon any Party unless in writing and signed by or on behalf of the Party or Parties against which the amendment, agreement, modification or waiver is asserted. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.3
No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person or entity (including but not limited to any employees or independent contractors of the Parties or their Affiliates or subsidiaries) other than the Parties and their respective successors and permitted assigns.

8.4
Notices. All notices, requests, demands, claims or other communications under this Agreement will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed to be duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

    If to SIEMENS at:

      Siemens Medical Solutions Health Services Corporation
      51 Valley Stream Parkway
      Malvern, PA 19355
      Attention: Chief Financial Officer and General Counsel
      Fax: 610/219-8333

    If to LAWSON at:

      Lawson Software, Inc.
      380 Saint Peter Street
      St. Paul, MN 55102-1302
      Attention: General Counsel
      Fax: 651/767-4940

    With a copy, which does not constitute notice, to:

      Gray, Plant, Mooty, Mooty & Bennett, P.A.
      500 IDS Center
      80 South Eighth Street
      Minneapolis, MN 55402-3796

      Attention: Mark D. Williamson, Esq.
      Fax: 612/632-4444

    Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

  8.5
  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

  8.6
  Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties, except that any Party may assign any or all of it rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases the original Party nonetheless will remain responsible for the performance of all of its obligations).

  8.7
  Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

  8.8
  Public Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties. Any Party may, however, make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

  8.9
  Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

  8.10
  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

  8.11
  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The fact that a document, item or event is disclosed on a schedule to this Agreement does not mean, in and of itself, that such document, item or event is an Assumed Liability unless the context otherwise requires. The Parties intend that each representation, warranty and covenant have independent significance. If any Party has breached any representation, warranty or covenant in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached does not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

  8.12
  Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated by reference and are made a part of this Agreement.

  8.13
  Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party is entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted in any court of the United States or any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at Law or in equity.

  8.14
  Bulk Sales Law. The Parties hereto jointly waive compliance with the Uniform Commercial Code relating to bulk sales. SIEMENS, jointly and severally, agree to defend, indemnify and hold harmless LAWSON from any loss, damage and/or expense (including attorneys' fees and court costs) incurred by LAWSON as a result of such noncompliance.

[REMAINDER OF THIS PAGE IS BLANK. SIGNATURE PAGE FOLLOWS.]

        The Parties have executed this agreement to be made effective on the date first written above.

LAWSON SOFTWARE, INC.	SIEMENS MEDICAL SOLUTIONS HEALTH SERVICES CORPORATION
By:	By:

Name:	Name:

Title:	Title:

SIEMENS MEDICAL SOLUTIONS USA, INC.
By:

Name:

Title:

[Signature Page to Asset Purchase and Sale Agreement]

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  Exhibit 2.3
ASSET PURCHASE AND SALE AGREEMENT